UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 5, 2011

Warwick Valley Telephone Company
(Exact name of registrant as specified in its charter)

New York	0-11174	14-1160510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Main Street, Warwick, New York	10990
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   845-986-8080

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Warwick Valley Telephone Company (the “Company”) is filing this Amendment No. 2 to its Current Report on Form 8-K filed on August 9, 2011 (the “Original Form 8-K”) to amend and restate Item 3.02 in its entirety to report the number of unregistered shares of common stock issued by the Company.  No other changes to the Original Form 8-K have been made hereby.

Item 3.02	Unregistered Sales of Equity Securities.

On October 21, 2011, the Company issued an aggregate of 272,479 shares of its common stock (the “Shares”) pursuant to the terms of a certain Asset Purchase Agreement (the “Agreement”) dated July 14, 2011 among the Company, Warwick Valley Networks, Inc., a New York corporation and wholly-owned subsidiary of the Company, and Alteva, LLC, a New Jersey limited liability company (“Alteva”).

As reported in the Company’s Current Report on Form 8-K filed on August 9, 2011, pursuant to the terms of the Agreement, Warwick Valley Networks, Inc. purchased substantially all of the assets and assumed certain liabilities of Alteva, in exchange for cash and stock with a potential combined value of approximately $17 million.  The issuance of stock contemplated under the Agreement was subject to certain regulatory approvals by the New York State Public Service Commission and the New Jersey Board of Public Utilities, which the Company has received.  The calculation of the number of shares of common stock to be issued to Alteva was determined pursuant to the terms of the Agreement.

Effective as of October 20, 2011, Alteva assigned it rights to receive shares of common stock, if any, as contemplated under the Agreement to its members (the “Alteva Members”).

The Shares were issued by the Company in reliance upon the exemption afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended.  The issuance of the respective number of Shares to each Alteva Member involved a transaction between two sophisticated parties, both with knowledge and experience necessary to evaluate the risks and merits of such a transaction.  No general solicitation or advertisement was used in connection with the issuance of the Shares to the Alteva Members.  Each Alteva Member was provided with all of the information about the Company that was requested and acquired the Shares for investment purposes only.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warwick Valley Telephone Company

Dated: October 27, 2011	By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer